Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Annual Report (Form 10-K) of Invesco Ltd. of our report dated February 26, 2010, with respect to the consolidated financial statements of Invesco Ltd., included in this Annual Report (Form 10-K) to Shareholders of Invesco Ltd.
We consent to the incorporation by reference in the following Registration Statements:
(1)	Registration Statement (Form S-3 No. 333-159312) of Invesco Ltd.,

(2)	Registration Statement (Form S-8 No. 333-162864) pertaining to the No. 3 Executive Share Option Scheme, 2000 Share Option Plan, International Sharesave Plan, 1997 Sharesave Scheme, Irish Sharesave Plan, 2003 Share Option Plan (Canada), Perpetual Unapproved Share Option Scheme, and Trimark Executive Stock Option Plan of Invesco Ltd.,

(3)	Registration Statement (Form S-8 No. 333-103609) pertaining to the Global Stock Plan, No. 3 Executive Share Option Scheme, and International Sharesave Plan of Invesco Ltd.,

(4)	Registration Statement (Form S-8 No. 333-98037) pertaining to the AMVESCAP Sharesave Plan of Invesco Ltd.,

(5)	Registration Statement (Form S-8 No. 333-10602) pertaining to the AMVESCAP Global Stock Plan, the Executive Share Option Scheme, the AIM Option Plans and the AMVESCAP Sharesave Plan of Invesco Ltd.,

(6)	Registration Statement (Form S-8 No. 333-8962) pertaining to the AMVESCAP Global Stock Plan, Executive Share Option Scheme and the AIM Option Plans of Invesco Ltd., and

(7)	Registration Statement (Form S-8 No. 333-150970) pertaining to the Invesco Ltd. 2008 Global Equity Incentive Plan.;
of our reports dated February 26, 2010, with respect to the consolidated financial statements of Invesco Ltd. and the effectiveness of internal control over financial reporting of Invesco Ltd., included in this Annual Report (Form 10-K) of Invesco Ltd. for the year ended December 31, 2009.
/s/ Ernst & Young LLP
Atlanta, GA
February 26, 2010